Exhibit 10.1

FIRST AMENDMENT TO THE APPLE HOSPITALITY REIT, INC. EXECUTIVE SEVERANCE PAY PLAN

The Apple Hospitality REIT, Inc. Executive Severance Pay Plan (the “Plan”) is hereby amended, effective as of March 22, 2019, as set forth below. All capitalized terms used but not defined in this First Amendment shall have the meanings ascribed to such terms in the Plan.

1.	Section 2.9 of the Plan is hereby deleted and replaced in its entirety with the following:

“Executive or Participant” means the persons holding one or more of the officer positions with the Company listed on Appendix A, or any other person or position designated by the Committee to be eligible to participate in this Plan. The Committee may modify Appendix A from time to time, in its sole discretion.

2.	Section 4.1(a)(iii) of the Plan is hereby deleted and replaced in its entirety with the following:

(iii)     an amount equal to three (3) times the sum of the Executive’s Annual Base Salary and the Annual Bonus.

3.	Article V (Certain Limitations on Payments by the Company) is hereby deleted and replaced in its entirety with the following:

Notwithstanding anything in the Plan to the contrary, if any payment which an Executive has the right to receive from the Company or any affiliated entity or any payment or benefits under any plan maintained by the Company or any affiliated entity (collectively, the “Payments”) would otherwise constitute an “excess parachute payment” (as defined in Code Section 280G), the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made. The Company shall apply the limitations of Code Section 280G, and regulations thereunder, in good faith using the interpretation that is most likely to avoid the imposition of the excise tax on the Employee and ensures the deductibility of payments by the Company.

4.	Appendix A of the Plan is hereby deleted and replaced in its entirety with Appendix A attached hereto.

5.	All other terms and conditions of the Plan shall be unchanged and remain in full force and effect.

This First Amendment was duly adopted and approved by the Board of Directors of Apple Hospitality REIT, Inc. on the date first written above, and shall be effective as of such date.

Apple Hospitality REIT, Inc.

/s/ Bryan F. Peery

Bryan F. Peery

Executive Vice President and

Chief Financial Officer

Appendix A

Any position that includes any of the following titles at the Apple Hospitality REIT, Inc. level:

Executive Chairman of the Board

Chief Executive Officer

President

Executive Vice President